EXHIBIT 10.5(b)

Supplement to the Commodity Futures Customer Agreement
This Supplement dated as of July 25, 2017 (“Amendment”) hereby supplements and forms part of the Commodity Futures Customer Agreement dated as of November 12, 2013, as amended from time to time (“Agreement”), that each fund set forth in Appendix A attached hereto (as amended from time to time in accordance with the provisions of this Supplement), in their individual capacity (each, a “Customer”) has entered into with Morgan Stanley & Co. LLC (“Morgan Stanley”).  Unless otherwise specified in this Supplement, all capitalized terms used herein shall have the meanings set forth in the Agreement and references herein and in the Agreement to the “Agreement” shall be construed to mean the Agreement as supplemented by this Supplement.
WHEREAS, the Agreement provides that each Customer’s grant of a security interest in Collateral secures all obligations of Customer owing to Morgan Stanley pursuant to the Agreement; and
WHEREAS, the parties agree that Customer’s grant of such security interest shall secure in addition all of its obligations under the ISDA Master Agreement dated as of April 12, 2013, as amended from time to time (the “ISDA Master”) between Morgan Stanley (as Party A thereto) and Customer (as Party B thereto);
NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein and in the Agreement, Morgan Stanley and each Customer agree as follows:
1.	The following Section 4(a)(xi) shall be added to Section 4(a) as an additional Event of Default under the Agreement:
(xi)
“The occurrence or effective designation of an Early Termination Date with respect to an Event of Default, a Credit Event upon Merger, or an Additional Termination Event where Customer is the Defaulting Party or Affected Party under that certain ISDA Master Agreement dated as of April 12, 2013, as amended from time to time (the “ISDA Master”) between Morgan Stanley (as Party A thereto) and any Customer party to this Agreement.  Terms used in this subsection shall have the meanings ascribed to them in the ISDA Master.”

2.	The second sentence of Section 6(f)(i) of the Agreement shall be deleted and replaced by the following sentence:
“The foregoing grant of security secures, to the extent permissible by Applicable Law, all obligations of Customer now or hereafter owing to Morgan Stanley pursuant this Agreement and pursuant to the ISDA Master between Morgan Stanley (as Party A thereto) and any Customer party to this Agreement, including, without limitation, (x) all Losses incurred by Morgan Stanley in connection with the enforcement of this Agreement or (y) all Obligations (as defined in the ISDA Master) under the ISDA Master and the security interest created hereunder.”
3.	Appendix A to this Supplement may be amended from time to time upon the agreement of the parties to this Supplement.
4.	This Supplement shall be governed by and construed in accordance with the laws of the State of New York.
5.	This Supplement may be signed in counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

In Witness Whereof, the parties have executed this Supplement to the Agreement as of the date first written above.
Each fund set forth in Appendix A attached hereto (as amended from time to time in accordance with the provisions of the Supplement), in their individual capacity		MORGAN STANLEY & CO. LLC

By:	Ceres Managed Futures LLC
(as General Partner or Trading Manager)
By:	/s/ Patrick T. Egan	By:	/s/ Ramesh Menon

Name:	Patrick T. Egan	Name:	Ramesh Menon

Title:	President and Director	Title:	Authorized Signatory

Appendix A
CMF Aspect Master Fund L.P.